Exhibit 4.13

CERTIFICATE OF TRUST

OF

AIR T FUNDING

This Certificate of Trust of AIR T FUNDING (the “Trust”), is being duly executed and filed by the undersigned trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	NAME. The name of the trust formed hereby is Air T Funding.

2.	DELAWARE TRUSTEE. The name and business address of the trustee of the Trust in the State of Delaware is Delaware Trust Company, 251 Little Falls Dr., Wilmington, DE 19808, Attn: Corporate Trust.

3.	EFFECTIVE DATE. This Certificate of Trust shall be effective upon its filing.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

Delaware Trust Company, not in its individual capacity but solely as Property Trustee and Delaware Trustee

By:
Name: Title:

__________, as Administrative Trustee

__________, as Administrative Trustee